EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (this "Agreement") is made as of May 13, 1998 by and between InterOffice (Holdings) Corporation, a Virginia corporation (the "Company"), and T.J. TISON, an individual with an address at 9 Parkside Way, Greenbrae, California 94904 (the "Employee").

                              W I T N E S S E T H:

            WHEREAS, the Company, together with its subsidiaries, is engaged in the Business;

            WHEREAS, the Company is a wholly-owned subsidiary of Interoffice Superholdings Corporation, a Delaware corporation ("Superholdings");

            WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and conditions herein set forth.

            NOW, THEREFORE, in consideration of the mutual covenants and conditions provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

      1. Employment, Duties and Authority.

            1.1. Exclusive Devotion of Business Time. The Company agrees to employ the Employee and the Employee agrees to devote his full business time, effort, skills and loyalty to the business of the Company to effectively carry out his responsibilities to the Company hereunder and to the render his services and skills in the furtherance of the business of the Company; provided, that this provision shall not prevent the Employee from: (i) serving on civil and charitable boards, subject to the Company's policies and standards; and (ii) managing his investments and the investments of his immediate family, subject to the Company's policies and standards; provided that the activities referenced in clauses (i) and (ii) above do not, individually or in the aggregate, interfere with the performance of the Employee's duties under this Agreement.

            1.2. Title; Position. The Company agrees to employ the Employee as its Chief Investment Officer. The primary responsibility of the Employee shall be the development, direction, implementation and management of the investment strategy of the Company for the acquisition, site selection and initial development of domestic and international executive office suite centers. Without limiting the foregoing, the Employee shall serve at the request of the

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Board of Directors of the Company (the "Board") as a director or officer of any corporation of any type or kind, domestic or foreign, or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise in the furtherance of the Business and shall otherwise assist in the preparation of, and implementation of, the strategic business plans and developments of the Company.

            1.3. Reporting. The Employee shall report to the chief executive officer of the Company, the Board and to each other senior executive of Superholdings or the Company from time to time designated by the Board (collectively, the "Management Team") in the manner from time to time determined by the Board.

            1.4. Cooperation. During the term of this Agreement and any time thereafter, the Employee agrees to give prompt written notice to the Company of any claim or injury relating to the Company, and to fully cooperate in good faith and to the best of his ability with the Company in connection with all pending, potential or future claims, investigations or actions which directly or indirectly relate to any transaction, event or activity about which the Employee may have knowledge because of his employment with the Company. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.

            1.5. Primary Office Location; Travel Commitment. The Employee shall perform his duties primarily from a home office or office location provided by the Company in Marin County or such other location agreeable to the Company and Employee; provided, that the Employee shall be available and shall travel from such location from time to time as is necessary or desirable in furtherance of the Business, specifically the acquisition, site selection and initial development of executive office suite centers and meetings of management, the Board or any committee thereof; provided, further, that it is acknowledged and agreed that such annual travel commitment is expected to be approximately 50% of his annual commitment of business time hereunder. It is acknowledged and agreed that: (i) the Employee shall not be required to maintain a home office after 120 days after the date hereof, unless extended by the mutual agreement of the Company and the Employee; and (ii) the Employee will require an office facility currently anticipated to be approximately 1,500 square feet with reasonable and customary furnishings, equipment and facilities.

            1.6. Performance of Duties. During the term of this Agreement, the Employee shall perform the duties assigned to him, which duties shall be consistent with the duties described above in this Section 1, and shall observe and carry out such rules, regulations, policies, directions and restrictions as the Management Team shall from time to time establish. In performance of his duties hereunder, the Employee shall comply in each and every respect with applicable laws, rules and regulations applicable to the Company and the Business. The Employee shall from time to time request from the Company the administrative and personnel support services necessary or desirable for the performance of his duties. The Management Team shall consider such requests in good faith and provide the Employee (without cost to the Employee) with such administrative and personnel support services as approved from time to


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time by the Management Team in accordance with the Company's policies and consistent with the Company's financial budget. It is the presently anticipated that during the first two to three years of the Term, that the Employee shall require the services of two management level employees who will have their principal office locations outside the United States and two to three secretarial/administrative level employees.

            1.7. Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the respective meanings ascribed thereto in this
Section:

                  1.7.1. "Annual EBITDA" means, as of any specified date, the consolidated earnings of the Company before interest, taxes, depreciation and amortization, computed for the twelve (12) full calendar months immediately preceding such specified date.

                  1.7.2. "Business" means the executive suite business, to wit: providing lessees with furnished separate office space and use of on-site administrative support services, such as receptionists, word processing or secretarial assistance, office management, mail and courier facilities, conference facilities, telecommunication services and sundries, as such business is conducted by the Company on the date hereof and as planned or projected to be conducted during the term of this Agreement.

                  1.7.3. "Cause" shall mean any of the following conditions:

                        (i) The Employee has engaged in conduct which: (A) is a misdemeanor and involves moral turpitude or the property of the Company that has a material adverse effect on the reputation, business or prospects of the Company, or (B) is a felony under the laws of the United States or any state or political subdivision thereof,

                        (ii) The Employee commits (A) self-dealing or conflict of interest in which the Employee received a benefit equal to or in excess of (x) $250, in any transaction, or (y) $2,000 in the aggregate during any fiscal year of the Company, (B) a breach of his fiduciary duty to the Company or any of its affiliates, (C) gross negligence or (D) willful misconduct or;

                        (iii) The Employee violates the internal procedures or policies of the Company in a manner which has a material adverse effect on the reputation, business or prospects of the Company such as conduct constituting employment discrimination or sexual harassment;

                        (iv) The Employee breaches any of his material obligations hereunder and fails to remedy such breach within thirty (30) days after notice thereof; or

                        (v) The Employee fails to satisfactorily perform his duties hereunder after notice from the Company of such unsatisfactory performance and a reasonable period of time to remedy the deficiency described in such notice. The


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      Company and the Employee shall each in good faith discuss the appropriate standard of performance and goals of the Employee to on or prior to December 31, 1998 determine the mutually agreeable parameters of the Employee's standard of performance (the "Performance Goals").

                  1.7.4. "Confidential Information" means all confidential and proprietary information of the Company, including, without limitation, information relating to or concerning Proprietary Products (as defined below) and the exploitation of proprietary rights relating thereto; the Business; trade secret information; client, investor, customer and supplier lists, identities and contracts or arrangements; financial information (including financial statements, budgets and projections); market research and development procedures, processes, techniques, plans and results (including inconclusive results); all information which may be included in any patent or copyright application or amendment thereof or defense or litigation with respect thereto; marketing, licensing and distribution or franchising strategies, plans or projections; investment or acquisition opportunities, plans or strategies; products and asset composition; pricing information or policies; royalty, franchising or licensing arrangements; computer software, passwords, programs or data; and all other business related information which has not been publicly disclosed by the Company or its affiliates, whether such information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, or developed by the Employee; provided, that Confidential Information shall not include information which: (i) at the time of disclosure is generally known in the business and industry in which the Company is engaged; or (ii) after disclosure is published or otherwise becomes generally known in such business or industry through no fault of the Employee.

                  1.7.5. "Developments" means discoveries, concepts, ideas, designs, methods, formulas, know-how, techniques, systems or any improvements or enhancements thereon, whether or not patentable or copyrightable, made, conceived, improved or developed, in whole or in part, by the Employee during the term of this Agreement relating to: (i) any of the Company's or its affiliates' products or services, potential products or services, developments or techniques; or (ii) any work in which the Employee is or may be engaged on behalf of the Company or its affiliates.

                  1.7.6. "Disability" means the Employee's physical or mental incapacity which: (i) actually renders the Employee incapable of performing the essential functions of his duties under this Agreement for any consecutive forty-five (45) day period or for any sixty (60) days within any period of one hundred and twenty (120) days; or (ii) in the opinion of a licensed medical physician selected by the Company (who is reasonably acceptable to the Employee) would render the Employee so disabled.

                  1.7.7. "Documents" means any and all books, textbooks, letters, pamphlets, drafts, memoranda, notes, records, drawings, files, documents, manuals, compilations of information, correspondence or other writings of any kind and all copies, abstracts and summaries of any of the foregoing, whether in printed, written or electronic data or any machine


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readable form: (i) of the Company or its affiliates; or (ii) in the possession or control of the Employee and pertaining to, and used in the furtherance of, the Business.

                  1.7.8. "Employee Shares" means the shares of common stock which may be purchased by the Employee pursuant to the Employee Options described in Section 2.7, which such shares, prior to the date of an IPO, shall be shares of non-voting common stock, par value $0.001 per share, of the Company and from and after the date of an IPO shall be shares of voting common stock, par value $0.001 per share, of the Company. Employee Shares shall include any shares of non-voting common stock converted into shares of voting common stock pursuant to Section 2.8.

                  1.7.9. "Fair Market Value" means the value of the Company and its subsidiaries as of any specified date computed as follows: (i) on or prior to an IPO, the Fair Market Value shall equal (A) six (6) multiplied by; (B) the Annual EBITDA as of such date (less consolidated debt of the Company but adding consolidated cash); or (ii) after an IPO, the Fair Market Value shall equal the closing price per share of the voting common stock of the Company as reported on the applicable exchange or trading market on such specified date multiplied by the total number of issued and outstanding shares of such common stock on such date.

                  1.7.10. "Good Reason" means: (i) a material adverse change in the duties or responsibilities of Employee that Company fails to remedy within thirty (30) days after notice thereof by the Employee; (ii) the failure to pay in a timely manner any compensation due to Employee hereunder that Company fails to remedy within thirty (30) days after notice thereof by the Employee; and
(iii) a material breach by the Company of any provision of this Agreement that the Company fails to remedy or cease within thirty (30) days after notice thereof by the Employee.

                  1.7.11. "IPO" means the closing of an initial public offering pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission for the registration of shares of voting common stock of the Company under the Securities Act of 1933, as amended.

                  1.7.12. "Proprietary Products" means collectively Documents, Developments and Related Property.

                  1.7.13. "Related Property" means all tangible and intangible property owned by, or licensed to, or otherwise used by the Company or its affiliates including, without limitation, ideas, concepts, projects, programs, computer software or hardware, data bases, specifications, documentation, algorithms, source codes, object codes, program listings, product platforms and architectures, concepts, screens, formats, technology, know-how, Developments, research and development and patents, copyrights, trademarks, trade names, service names, service marks, logos and designs and other proprietary rights and registrations and applications and the rights to apply therefor.


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      2. Compensation and Benefits.

            2.1. Annual Salary and Covenant Payment. From the date hereof until termination of the Employee's employment hereunder in accordance with Section 3, the Company shall pay to the Employee (i) a fixed base salary at an annual rate of $130,000 (the "Salary") and (ii) in addition to the Salary, a fixed base salary at an annual rate of $45,000 (the "Covenant Payment" and, together with the Salary, the "Annual Payments") as separate consideration for the Employee's covenants and agreements provided in Section 8. The Annual Payments shall be paid to the Employee in accordance with the normal payroll practices of the Company as in effect from time to time. The aggregate amount of the Annual Payments shall be increased effective the end of each annual anniversary of this Agreement in proportion to the proportionate annual increase in the Consumer Price Index -- All Urban Consumers - National Area, 1997 being the base year plus a margin of 1%.

            2.2. Performance Bonus. The Employee shall be eligible to receive an annual performance bonus in such amounts as determined by the Board, in its sole discretion considering, among other factors, the Employee's actual achievements relative to the Performance Goals; provided, that such performance bonus shall not exceed 50% of the Annual Payments of the Employee.

            2.3. Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee for the benefit of the Company upon presentation of appropriate documentation in accordance with Company policy in effect from time to time.

            2.4. Vacation Time. The Employee shall be entitled to paid vacation at the rate of three (3) weeks per year during the term of this Agreement. Vacation days shall begin to accrue from and after the date hereof ratably during each fiscal quarter (or pro rata for any partial quarter) the Employee actually works. Vacation shall be taken at times when reasonably appropriate given the Employee's responsibilities and consistent with the needs of the Company and shall not be for a period greater than two weeks at a time without the consent of the Company, which consent shall not be unreasonably withheld.

            2.5. Car Allowance. The Company shall pay to the Employee an additional monthly amount sufficient for the Employee to lease an automobile selected by the Employee for by the Employee. The Company shall also pay the total amount of automobile reasonable and customary related expenses for the business use of the automobile, including, without limitation, sales taxes, registration fees, gas, repairs and insurance but excluding: (i) fines, penalties, fees, judgement or liabilities (whether civil or criminal) arising from or related to the operation of the automobile; and (ii) infractions of law, e.g. parking or speeding tickets (collectively the "Car Allowance"); provided, that the Company's obligation to pay the Car Allowance shall be limited to $1,200 per month during the term of this Agreement.


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

            2.6. Benefits. During the period that the Employee is employed by the Company and for such longer period as required by applicable law, the Employee shall be entitled to participate in the employee benefit plans, policies and programs, including health and disability insurance (collectively, "Benefits"), on the same terms and conditions made available to other senior employees of the Company.

            2.7. Employee Stock Options.

                  2.7.1. Subject to the terms and conditions of this Agreement, the Employee is hereby awarded options (the "Employee Options") to purchase an amount of shares equal to 1.5% of the aggregate issued and outstanding shares of voting and nonvoting common stock of the Company on the date of this Agreement at an aggregate purchase price per share (the "Option Purchase Price Per Share") equal to 52.2 million dollars divided by the number of shares outstanding.

                  2.7.2. The right of the Employee to purchase the Employee Shares under the Employee Options granted herein shall vest in equal annual installments over a three (3) year period commencing on the date hereof and ending on the expiration of the Initial Term (such vested amount being referred herein as the "Vested Employee Options" and the amount of the Employee Options which are not Vested Employee Options being referred herein as the "Unvested Employee Options"). A temporary disability of the Employee shall not delay such vesting of the unvested Employee Options.

                  2.7.3. The Employee may, in his sole discretion but subject to the terms and provisions of Section 3, exercise all or any part of the Vested Employee Options upon notice to the Company to such effect at any time on or prior to the date that is seven (7) years after the date hereof provided that if the Employee is no longer in the employ of the Company he must exercise the Vested Employee Options no later than ninety (90) days after termination of his employment, subject, however, in all events to the last sentence of this Section 2.7.3 and to the provisions of Section 3 of this Agreement. Subject to the terms and provisions of Section 3, upon exercise of the Vested Employee Options and receipt by the Company of the aggregate Option Purchase Price Per Share for such Vested Employee Options, the Company shall issue and deliver to the Employee the Employee Shares represented by such Vested Employee Options and, on such date, such shares shall be duly authorized and issued, fully paid and nonassessable and free and clear of any liens but subject to the terms and provisions of this Agreement, provided, that if the Employee breaches his covenants and agreements provided in Section 8 in any material respect or is terminated for Cause, (other than Cause as defined in Section 1.7.3 (v)), then in either said event, the Employee shall no longer be entitled to any Employee Options nor to exercise the Vested Employee Options.

            2.8. Conversion of Non-Voting Shares. The Company hereby agrees that on the date of any IPO, the Company shall, without cost to the Employee, exchange all issued and outstanding shares of non-voting common stock issued and delivered pursuant to the exercise


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of any Employee Options for an equivalent number of shares of voting common stock of the Company.

            2.9. Withholding. All payments of compensation shall be subject to all applicable withholding taxes and other legally required payroll deductions. The Employee shall provide the Company with all information reasonably requested by the Company with respect to such deductions and withholdings.

      3. Term and Termination.

            3.1. Term. Subject to Section 3.2, this Agreement shall have a term of three (3) years commencing on the date hereof (the "Term"). The term of employment may be further extended or renewed upon the mutual agreement of the Company and the Employee.

            3.2. Termination. Notwithstanding any provision in this Agreement to the contrary, the Employee's employment hereunder shall be terminated upon any of the following events: (i) the death or Disability of the Employee; (ii) the termination of the Employee by the Company; or (iii) the termination by the Employee, provided that any termination hereunder, other than as a result of death, shall be communicated by a notice from the party terminating the employment to the other party and such termination shall be effective on the date such notice is deemed given by such party in accordance with Section 14, except that in the event of termination by the Employee, the Employee shall give the Company prior written notice of his intention to terminate his employment not later than sixty (60) days prior to the date of such resignation. In the event of the Disability or temporary disability of the Employee, the Company shall have the right to appoint: (i) a temporary replacement to assume some or all of the Employee's duties, if the Company, in its sole discretion, determines that the Employee's condition may render him incapable of effectively performing some or all of his essential duties as the Chief Investment Officer; and (ii) a permanent replacement if the Employee's employment hereunder is terminated because of such Disability. During any period the Employee is temporarily disabled, the Company will continue, on the same terms and conditions, the Employee's Annual Payments, Benefits and Performance Bonus (or prorated amount of the Performance Bonus). Any period of paid disability leave under this Section shall be counted against any period of unpaid leave to which the Employee may be entitled under any federal, state or local family and medical leave laws.

            3.3. Payments Upon Termination of Employment. In the event of termination of the Employee's employment under this Agreement:

                  3.3.1. The Employee (or his heirs, legatees or personal representatives) shall be entitled to receive all compensation and benefits specified in this Agreement which shall have accrued prior to the date of such termination and the obligation of the Company for the payment of compensation, and the right of the Employee to receive any further compensation or benefit, except as provided by applicable law or otherwise provided herein, shall terminate as at the date of such termination.


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

                  3.3.2. All rights of the Company or the Employee which shall have accrued hereunder prior to the date of the Employee's termination, and the provisions of this Agreement which are stated herein to survive termination, shall survive such termination and the Company and the Employee shall continue to be bound by such provisions in accordance with the terms hereof.

                  3.3.3. If the employment hereunder is terminated because of the Employee's death or Disability, then the Company shall: (i) pay any benefits which are expressly provided to the Employee upon his death or Disability under the terms of any benefit plan, policy or program in effect at the time of such death or Disability; (ii) shall pay the Employee (or his heirs, legatees or personal representatives) a lump sum benefit equal to 50% of the then effective amount of Annual Payments and the prorated annualized amount of the Performance Bonus for such year; and
      (iii) on or prior to one hundred eighty (180) days after the Determination Date (provided there has been no IPO) redeem all of the Employee Shares issued to the Employee and repurchase all of the Vested Employee Options (exercised and unexercised) for an aggregate price equal to the aggregate Fair Market Value of the (x) Employee Shares issued and outstanding on each date and (y) Employee Shares represented by the Vested Employee Options (less the Option Purchase Price Per Share).

                  3.3.4. If the employment hereunder is terminated by the Company for Cause (as limited to the conduct described in Section 1.7.3(v)), then (A) the Company shall have the option, but not the obligation, to redeem and repurchase; and (B) the Employee shall have the right, but not the obligation, to sell, in each case, all of the Employee Shares issued to the Employee and all of the Vested Employee Options (exercised and unexercised) for an aggregate price equal to: (i) the aggregate Fair Market Value of the (x) Employee Shares issued and outstanding on such date and (y) Employee Shares represented by the Vested Employee Options exercised on or prior to the Determination Date; less
      (ii) the aggregate Option Purchase Price Per Share for the Employee Shares which may be purchased by such vested Employee Options and which have not on such date been issued and delivered. The Company's option to so redeem and repurchase the Employee Shares and Employee Options may be exercised by the Company, and the Employee's option to so sell the Employee Shares and Employee Options, may be exercised by the Employee, in each case, on or prior to the date that is one (1) year after the Determination Date by notice to such effect.

                  3.3.5. If the employment hereunder is terminated by the Company for Cause (as limited to the conduct described in Section 1.7.3
      (i) through (iv)) or by the Employee other than for Good Reason, death or Disability, then the Company shall have the option, but not the obligation, to redeem all of the Employee Shares issued to the Employee and repurchase all of the Vested Employee Options (exercised and unexercised) for an aggregate price equal to: (i) the paid in capital of the issued and outstanding Employee Shares; less (ii) the amount of damages to the Company or its affiliates by the Employee arising from or related to the Employee's conduct or resignation. The Company's option to so redeem and repurchase the Employee Shares


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

      and Employee Options may be exercised by the Company on or prior to the date that is one (1) year after the Determination Date by notice to such effect to the Employee by the Company. Notwithstanding anything to the contrary contained in this Agreement, if the Employee is terminated by the Company for Cause (as limited to the conduct described in Section 1.7.3
      (i) through (iv)) or by the Employee other than for Good Reason, death or Disability, then the Employee shall have no further right to exercise any Employee Options, whether Vested or Unvested.

                  3.3.6. If the employment hereunder is terminated by the Company for any reason other than for Cause or the death or Disability of the Employee or by the Employee for Good Reason, then the Company shall, subject to the terms and provisions of Section 3.5:

                        (i) pay to the Employee all Annual Payments to which the
            Employee would have been entitled had the Employee continued working through the remainder of the term of this Agreement, excluding the period of any period which this Agreement may be extended or renewed (payable on the dates such amounts would have been otherwise payable to the Employee);

                        (ii) continue through the end of the term of this
            Agreement, excluding the period of any period which this Agreement may be, but as of the Determination Date has not been, extended or renewed, any benefits to which the Employee is entitled, subject to the terms (including cost-sharing by the Employee) of any such benefit plan, policy or program in effect on the date of such termination, and only to the extent benefit continuation is permitted by those benefit plans, policies and programs; and

                        (iii) on or prior to the date that is sixty (60) days
            after the Determination Date redeem all of the Employee Shares issued to the Employee and repurchase all of the Vested Employee Options (exercised and unexercised) and Unvested Employee Options for an aggregate price equal to (A) the aggregate Fair Market Value of the Employee Shares issued and outstanding and Employee Shares represented by the Vested Employee Options exercised on or prior to the Determination Date; less (B) the aggregate Option Purchase Price Per Share for the Employee Shares which may be purchased by such Vested Employee Options and which have not on such date been issued and delivered.

                  With respect to continuation of retirement and health insurance benefits, the Company at its election, in its sole discretion, may provide the Employee with either: (A) benefits substantially similar to those which the Employee was entitled to receive under the health insurance and retirement programs of the Company in effect on the date of termination, at a cost to the Employee which is no greater than the cost to the Employee at the date of termination; or (B) the cost to replace those benefits at substantially the same level or value.


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            3.4. Determination Date. As used herein, the term "Determination
Date" shall mean the date the Employee exercises the Vested Employee Options unless the employment of the Employee is terminated pursuant to Section 3, in which case the Determination Date shall be the date of such termination of employment.

            3.5. Mitigation. Subject to the provisions of Section 8, unless the employment hereunder is terminated by the Company because the essential duties performed by the Employee are eliminated because they are no longer required (including such elimination resulting from the change in the strategic direction of the Company), the Employee shall use his best efforts to seek comparable employment and to otherwise mitigate any amounts payable, or any benefits continued, pursuant to this Section 3. If the Employee obtains other comparable employment, or has the right to receive any compensation, income or benefits from comparable services rendered to any person or entity during the remaining term of this Agreement, the payments and benefits due under this Section 3 will be reduced by the amount of such compensation, income, or benefits. The Employee shall give prompt notice to the Company of any employment undertaken or services rendered by him, which notice shall include a description of the compensation, income or benefits receivable by or available to him. The Employee shall also give prompt notice to the Company of any changes in such employment, benefits or income.

            3.6. Exclusive Benefits. Except as so provided in this Section 3, no further benefits, compensation or rights of the Employee shall continue to accrue after the date of the termination of the employment of the Employee hereunder.

            3.7. Unvested and Vested Employee Options. All of Employee's rights in and to Unvested Employee Options shall terminate thirty (30) days after termination of the Employee's employment. Except as expressly otherwise provided in this Agreement, all of Employee's rights to exercise a Vested Employee Option shall terminate ninety (90) days after termination of the Employee's employment.

      4. Ownership of Rights to Proprietary Products.

            4.1. The Employee acknowledges and agrees that the Proprietary Products, are and shall be the exclusive and valuable property of the Company and its affiliates, as the case may be, and the Employee shall neither have, nor claim to have, any right, title or interest therein or thereto. All opportunities relating to the Proprietary Products whether or not involving third parties shall belong to and be carried out for the account of the Company.

            4.2. Any and all Developments shall be deemed work specifically ordered or commissioned by the Company and each such work shall be considered a "work made for hire" within the meaning of 17 U.S.C. ss.101 of the United States Copyright Act and all rights to such work shall belong entirely to the Company. The Employee shall from time to time upon the request of the Company promptly execute and deliver to the Company any instruments necessary to effect the irrevocable assignment of all of his right, title and interest, including copyright and author rights, in such works to the Company and for the Company to obtain proprietary rights in connection therewith.

            4.3. The Employee's covenants under this Section 4 of this Agreement shall survive the expiration or termination of this Agreement.

      5. Confidentiality. The Employee acknowledges and agrees that it is imperative to the success of the Company and its affiliates that all Confidential Information be maintained in strict confidence at all times. The Employee shall therefore retain in strict confidence and not, directly or indirectly, copy or disclose or transfer to any third party any Confidential Information except in the furtherance of the Business for the benefit of the Company; nor shall he use Confidential Information for any purpose except for the benefit of the Company or its affiliates. The Employee's covenants under this Section 5 of this Agreement shall survive the expiration or termination of this Agreement.

      6. Documents. The Employee agrees that any and all Documents made or kept by him shall be and are the sole and exclusive property of the Company. The Employee agrees to execute and deliver to the Company or its affiliates, as the case may be, any and all agreements or instruments of any nature which the Company or its affiliates deem necessary or appropriate to acquire, enhance, protect, perfect, assign, sell or transfer his rights under this Section. The Employee also agrees that upon request he will place all Documents in the Company's possession and will not remove or cause to be removed any Documents or reproductions thereof, except as is necessary and customary to directly further the Business for the benefit of the Company or with the prior consent of the Management Team. Upon the expiration or termination of the employment of the Employee hereunder, all Documents shall remain in the possession or control of the Company and any Documents within the possession or control of the Employee or any of his affiliates shall be promptly returned to the Company at its principal office. The Employee's covenants under this Section 6 of this Agreement shall survive the expiration or termination of this Agreement.

      7. Developments.

            7.1. The Employee shall communicate and fully disclose to the Company any and all Developments made or conceived by him during his employment with the Company, and any and all Developments which he may conceive or make, during his employment with the Company, shall be at all times and for all purposes regarded as acquired and held by him in a fiduciary capacity and solely for the benefit of the Company and shall be the sole and exclusive property of the Company.

            7.2. The Employee shall assist the Company in every proper way upon request to obtain for its benefit patents, copyrights, trade names, trademarks, service names, service marks for any and all Proprietary Products and Developments in the United States and all foreign countries. All such patents, copyrights, trade names, trademarks, service names, service marks and any registrations and applications therefor are to be, and remain, the exclusive property of the Company and the Employee agrees that he will, whenever so requested by the Company or its duly authorized agent, make, execute and deliver to the Company its affiliates, successors, assigns, or nominees, without charge, any and all applications, assignments and all other instruments which the Company or its affiliates shall deem necessary or appropriate in order to apply for and obtain such patents, copyrights, trade names, trademarks, service names, and service marks or in order to assign and convey to the Company or its affiliates, their successors, assigns or nominees, the sole and exclusive right, title and interest therein and thereto. The Employee's obligations to execute any such instruments shall continue notwithstanding the termination or expiration of this Agreement.

      8. Covenant Not to Compete. The Employee acknowledges and agrees that the Proprietary Products are the exclusive and valuable property of the Company and may not be used by the Employee for any purpose of any kind, directly or indirectly, except during the term of this Agreement for the sole and exclusive benefit of the Company in his capacity as an employee of the Company and that the success of the Company depends on the Employee's observance of his covenants in this Section 8.

            8.1. In consideration of the rights and benefits hereunder including the Covenant Payments, the Employee agrees that so long as he is an employee or consultant of the Company and for a period of one (1) year thereafter, if the employment of the Employee is terminated by the Company for Cause (as limited to the conduct described in Section 1.7.3(i) through (iv)) or by the Employee without Good Reason, he shall not directly or indirectly:

                  8.1.1. Engage or participate in any business or line of business that competes with the Business (or any line of business) conducted by the Company or under consideration by the Company; or perform any research or development or distribution or marketing services for any Proprietary Product or any product which is related to the Business that could be, directly or indirectly, developed, marketed or otherwise exploited by the Company.

                  8.1.2. Engage in business with, or provide advice or services to, any person or entity which directly or indirectly competes with the Business (or any line of business) of the Company.

            8.2. In consideration of the rights and benefits hereunder including the Covenant Payments, the Employee agrees that so long as he is an employee or consultant of the Company and for a period of one (1) year thereafter he shall not directly or indirectly:

                  8.2.1. Solicit, hire or retain any employee or consultant of the Company or persuade or entice any such employee or consultant to terminate or lessen the extent of his, her or its relationship with the Company.

                  8.2.2. Engage in any activity to interfere with, disrupt or damage the Business of the Company or its relationships with any of its clients, customers, distributors, suppliers, investors or other financial co-venturer or other business relationship.

            8.3. In the event the employment of the Employee is terminated by the Company without Cause or by the Employee for Good Reason, the Restrictive Period shall be for so long as the Company continues to be obligated to pay the Employee in accordance with the terms of Section 3 of this Agreement, but in no event less than one (1) year after termination of employment.

            8.4. Following termination of the Employee's employment by the Company for any reason, the Employee shall continue to observe and be bound by his covenants under Sections 8.1 and 8.2 for the period provided in such Sections.

            8.5. For purposes of this Section 8, the term "Company" shall include the Company and its affiliates, including any entity that directly or indirectly controls the business and affairs of the Company.

            8.6. Notwithstanding anything to the contrary in this Agreement, in the event the Employee violates the provisions of this Section 8, then, in addition to all other rights and remedies available to the Company, the Company shall have no further obligation to pay Employee any money or to provide Employee with any rights or benefits to which Employee would have been entitled pursuant to this Agreement had Employee not breached this Section 8.

      9. Specific Enforcement.

            9.1. The Employee is obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value so that the loss of such service or violation by the Employee of this Agreement could not reasonably or adequately be compensated in damages in an action at law. Therefore, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of the Company and successors or assigns to pursue all other legal and equitable rights available to them, the Company shall have the right during the Employee's employment hereunder (or thereafter with respect to obligations continuing after the termination of this Agreement) to compel specific performance hereof by the Employee or to obtain temporary and permanent injunctive relief against violations hereof by the Employee, and, in furtherance thereof, to apply to any court with jurisdiction over the parties hereto in accordance with Section 18 to enforce the provisions hereof.

            9.2. The Employee waives any requirement for security or the posting of any bond or other surety and proof of damages in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief and further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

      10. Legal Costs and Expenses. If any party hereto prevails in any proceedings, legal or equitable, to enforce any obligations under this Agreement, such party shall also be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys' and accountants' fees and disbursements.

      11. Assignment. The rights and duties of the Employee hereunder are not assignable. The Company may assign this Agreement and all rights and obligations hereunder to any third party who becomes a successor to the Company's Business. Upon any such assignment by the Company, the term "Company" as used herein shall be deemed to include any such assignee of the Company, and the assignee shall have the right to enforce all of the Company's rights and remedies hereunder in its own name as if a party hereto in the place and stead of the Company. The Employee agrees to confirm his obligations to any assignee, transferee, licensee or sublicensee of the Company or their successors and assigns (a "Successor Employer") by executing a new contract with such Successor Employer containing substantially the same terms and conditions as herein provided; provided that such Successor Employer also confirms to the Employee all of the Company's obligations as herein provided.

      12. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors-in-interest, heirs and personal representatives and, to the extent permitted herein, the assigns of the Company.

      13. Severability. If any provision of this Agreement or any part hereof or the application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction or by any arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, then such objectionable provision shall be deemed modified to the extent necessary so as to make it valid, reasonable and enforceable including, without limitation, modification of the restrictive covenants of Section 8 with respect to geography, time or scope of business.

      14. Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same or if delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by overnight courier to such party at the address specified below or to such other address, in any such case, as any party hereto shall have last designated by notice to each other party:

      If to the Company:

               INTEROFFICE (HOLDINGS) CORPORATION
               11350 Random Hills Road
               Suite 650
               Fairfax, VA 22036
               Attn: Chief Executive Officer
               Telecopy: (703) 273-6811

                  With a copy to: (i) Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016, Attn: Irwin A. Kishner, Esq., Telecopy:
                  212-889-7577; and (ii) Jason Barnett, Esq., General Counsel, Reckson Realty Associates Corp., 225 Broadhollow Road, Melville, New York 11747, Telecopy: 516-622-6788

        If to the Employee:

                  T.J. TISON
                  at the address set forth in the recitals
                  Telecopy: 415-461-2624

                  With a copy to: Simpson, Aherne & Garrity, 1 Embarcadero Center, Suite 240, San Francisco, California 94111, Attn:
                  Laura E. Innes, Esq., Telecopy: 415-678-2830.

            All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon the completion of the facsimile transmission, if the receipt is confirmed by the telefax machine;
(iii) if delivered by overnight courier, be deemed given upon the first business day after such notice, request or other communication is given to such courier with all charges and fees prepaid and any required signature of the deliveree is waived; and (iv) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).

      15. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made unless the same shall be in writing and signed by both of the parties hereto.

      16. Waivers. No failure by either party to exercise any of such party's rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party's rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party's rights as to such default or any subsequent default.

      17. Governing Law. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of New York and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and subject to the laws of the State of New York without reference to its choice of law rules.

      18. Exclusive Jurisdiction. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the county of New York, New York. Each of the Company and the Employee, by execution and delivery of this Agreement: (i) expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by U.S. certified mail without return receipt requested, delivered or addressed as set forth in Section 14 of this Agreement; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

      19. Interpretation. Section titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      20. Expenses. Each of the Company, on the one hand, and the Employee, on the other, will pay all of their own costs and expenses incident to the negotiation and preparation of this Agreement.

      21. Miscellaneous.

            21.1. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

            21.2. The Section headings herein are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

            21.3. Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words "herein", "hereof", "hereby" or "hereto" shall refer to this Agreement unless otherwise expressly provided. Any reference herein to a Section or any exhibit or schedule shall be a reference to a Section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                    COMPANY:

                                    INTEROFFICE (HOLDINGS) CORPORATION

                                    By: /s/ Scott Rechler
                                       -----------------------------------------
                                        Name: Scott Rechler
                                        Title: Co-Chairman


                                    EMPLOYEE:

                                    /s/ T.J. Tison
                                    --------------------------------------------
                                    T.J. TISON, Individually